Exhibit 10.5
AMENDMENT NO. 4
TO
EMPLOYMENT AGREEMENT
The Employment Agreement made and entered into effective October 9, 2006, by and between Perrigo Company, a Michigan corporation (the “Company”) and Joseph C. Papa (the “Executive”), as amended by Amendment No. 1 effective as of November 12, 2015, Amendment No. 2 effective as of October 22, 2015 and Amendment No. 3 (“Amendment No. 3”) effective as of April 24, 2016 (collectively the “Agreement”) is hereby further amended by this Amendment No. 4 effective as of May 6, 2016.
WHEREAS, the Company and the Executive entered into Amendment No. 3 effective as of April 24, 2016 in recognition of Executive’s desire to terminate his employment with the Company and his service as a member and Chair of its Board of Directors; and
WHEREAS, the Company and the Executive desire to correct a typographical error in Amendment No. 3.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Executive and the Company agree as follows:
1.Clause (C) of the first sentence of Paragraph 6(c)(ii) of the Agreement (“Non-Compete”) is amended by substituting the phrase “does not exceed” for the word “exceeds” therein. For the avoidance of doubt, Clause (C) now reads as follows:

“(C) any product that is under development by Valeant as of April 24, 2016, provided that, if such product is covered under ¶ 6(c)(i) (a “New Competitive Product”), the aggregate revenue in any 12 month period during the Non-Compete Period from all New Competitive Products does not exceed $25 million,”
2.Except as expressly provided herein, the Agreement shall remain unaltered and of full force and effect.

IN WITNESS WHEREOF, this Amendment to the Employment Agreement has been duly executed by the parties as of the date written above.

EXECUTIVE	PERRIGO COMPANY

By: _/s/ Joseph C. Papa________________	By: _/s/ Ellen R. Hoffing_______________
Joseph C. Papa	Ellen R. Hoffing